Exhibit 6.5

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
Fundrise MF JV 2, LLC

This Limited Liability Company Agreement (this “Agreement”) of FUNDRISE MF JV 2, LLC, a Delaware limited liability company (the “Company”) is executed as of [____________], 2021 (the “Effective Date”) pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq. (as amended from time to time, the “Act”), by FUNDRISE BALANCED EREIT II, LLC (the “Operating Member”) and Millennium Trust Company, LLC FBO: FUNDRISE REAL ESTATE INTERVAL FUND, LLC (“Investor Member” and collectively, with the Operating Member, the “Members” or Investment Round Members (as defined herein), as applicable).

WHEREAS, the Company was formed by the filing of the Certificate of Formation of the Company with the Secretary of State of Delaware on July 21, 2021 (“Certificate”).

WHEREAS, the Company will directly or indirectly originate, acquire, hold, administer and dispose of debt or equity co-investments in various individual and/or portfolios of assets (“Co-Investments”) by aggregating the Members’ respective interests, with fundamentally fair and equitable rights and benefits between the Members and the terms of the transaction, including the consideration to be paid, that are reasonable and fair to the Investor Member.

WHEREAS, the Members intend that any investments in the Company and participation by a Member will not be on a basis different from, or less advantageous than, that of the other Member or any other affiliated Member participating in a Co-Investment through the Company.

WHEREAS, the Members intend that any Co-Investments made by the Company will be previously approved by each of (i) the Investor Member Board (as defined below) on behalf of the Investor Member, and (ii) the independent representative of the Operating Member on behalf of the Operating Member.

WHEREAS, the Operating Member is the Member responsible for the day-to-day management of the Company.

WHEREAS, Investor Member is an “investment company” within the meaning of the Investment Company Act of 1940;

WHEREAS, the Company intends to make, one or more Co-Investments in various debt or equity transactions to be held in separately established, directly or indirectly wholly-owned subsidiaries of the Company (“Co-Investment Subsidiaries”) and each such Co-Investment will be tracked individually in multiple rounds of membership interests as further set forth herein;

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NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.            FORMATION

1.1.          The name of the Company (the “Company”) is FUNDRISE MF JV 2, LLC. Brandon Jenkins was designated as an authorized person within the meaning of the Act and caused the Company to be formed pursuant to the provisions of the Act by executing and delivering the Certificate to the Secretary of State in accordance with and pursuant to the Act, and delivered and filed any certificates necessary for the Company to be qualified to do business in the state or states in which the Company may be doing business in accordance with this Agreement. Upon the filing of the Certificate with the Secretary of State, the powers as an “authorized person” ceased, and the Operating Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Operating Member or any Officer or Authorized Signatory (as such terms are defined herein) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

1.2.          All of the limited liability company interests in the Company are herein collectively referred to as Membership Interests. “Membership Interest” as used herein means the interest of a Member in membership interests of the Company, including Company Investment Round Interests (as defined herein) in any corresponding Subsidiary Investment Round Interest (as defined herein), including rights to distributions (liquidating or otherwise), allocations, information, and the rights to participate in the management of the business and affairs of the Company, if any, to the extent expressly granted in this Agreement, including the right to vote on, consent to or otherwise participate in certain decisions or actions of or by the Members granted by this Agreement or the Act.

1.3.         The Members hereby confirm the formation of the Company to engage in any lawful act, business or activity for which limited liability companies may be formed under the laws of the State of Delaware. The principal business activity and purpose of the Company shall be (i) to directly or indirectly originate, acquire, hold, administer and dispose of Co-Investments with or without various third party partners, on a deal-by-deal basis and (ii) to own any such Co-Investment (x) directly or (y) through one or more wholly-owned subsidiaries that hold the Co-Investments. Initially, such Co-Investments will be owned through a wholly-owned subsidiary (“Subsidiary LLC”), which, in turn, owns multiple Co-Investment Subsidiaries. For the avoidance of doubt, each Co-Investment Subsidiary may hold a portfolio of Co-Investments. Notwithstanding the foregoing, and subject to the provisions of this Agreement, the Company shall possess and may exercise all the powers and privileges granted by the laws of the State of Delaware, any other law or this Agreement, together with any powers incidental thereto, and may take any other action not prohibited under the laws of the State of Delaware or other applicable law, so far as such powers and actions are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

1.4.         The term of the Company commenced upon the filing of the Certificate, and shall continue until Company is dissolved or terminated pursuant to the terms hereof.

1.5.         The principal place of business of the Company is 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036. The Operating Member may change the principal place of business and establish additional places of business as it deems necessary or desirable to conduct the business of the Company.

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1.6.          The Company’s registered agent for service of process shall be the initial registered agent named in the Certificate or such other agent as Operating Member may designate from time to time.

2.            MANAGEMENT

2.1.          The Operating Member shall be solely responsible for the management, conduct and operation of the Company’s business, and all of the business and affairs of the Company shall be managed by the Operating Member. The Operating Member shall possess all rights and powers generally conferred by law and all rights and powers that are necessary, advisable or consistent in connection therewith and with the provisions of this Agreement. For the avoidance of doubt, the Operating Member has the sole authority to exercise all of the powers and privileges granted by applicable law, including structuring and making any Co-Investment on behalf of the Company and forming subsidiaries in connection therewith, provided that nothing herein shall require any Member to acquire any Investment Round Percentage Interest or change the terms or rights of any investment by a Member without its consent.

2.2.          The Operating Member shall manage the affairs of the Company in a prudent and businesslike manner taking into account the interests of the Members. Nothing herein shall prohibit the Operating Member, or its principals or affiliates, from engaging in other businesses; including those that may compete with the Company.

2.3.          In carrying out its obligations, the Operating Member shall:

(A)            Deposit all funds of the Company in one or more separate bank accounts, using such banks or trust companies as the Operating Member shall designate;

(B)            Maintain complete and accurate books of account in respect of the Company and its business, containing such information as shall be necessary to record allocations and distributions, and make such records and books of account available for inspection and audit upon reasonable advance notice by any Member or its duly authorized representative (at the expense of such Member) during the regular business hours and at the principal office of the Company set forth in Section 1.5 above;

(C)            Timely prepare after the end of each taxable year of the Company and file, on or before their respective due dates (as the same may be timely extended), all federal, state and local income tax returns of the Company for such taxable year and shall take all action as may be necessary to permit the Company’s accountants to prepare and timely file such returns, and transmit to each Member Form 1065 (Schedule K-1) reflecting the Member’s pro rata share of income, loss, credit and deductions for the previous taxable year; and

(D)            Maintain a list of all current Members and past Members, together with the last known mailing addresses of each Member.

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(E)            Provide to the Operating Member, the Investor Member and any other Member that is a real estate investment trust (“REIT”) under Section 856 of the Internal Revenue Code of 1986, as amended (the “Code,” and the Operating Member, The Investor Member, and such other Members that are REITs “REIT Members”) within twenty (20) days after the last day of each quarter, with all necessary information to enable any Indirect REIT Owner to establish its compliance with the income tests set forth in Sections 856(c)(2) and 856(c)(3) of the Code and asset tests set forth in Section 856(c)(4) of the Code. Such information shall include the necessary detailed information with respect to each subsidiary’s assets, including reasonably detailed information on any assets that are not “real estate assets” or government securities under Section 856 of the Code. The Company shall also provide, as soon as practicable after receipt of a request from a REIT Member, at the Company’s sole cost, any other information necessary for any Indirect REIT Owner to determine or preserve its status for the foregoing taxable year as a REIT for U.S. federal income tax purposes, including, for the avoidance of doubt, any information necessary to comply with the requirements of Code Sections 856-860 and 4981.

(F)            Provide to the REIT Members, not later than November 15 of each calendar year, a good faith estimate of taxable ordinary income or loss and capital gain or loss, if any, anticipated to be allocated by the Company to each such Member and the current earnings and profits of the Company for such calendar year as determined for U.S. federal income tax purposes as if the Company were treated as a corporation for such purposes. In the event that, as of November 15, a transaction involving a material amount of gain or loss may or may not occur prior to December 31, the Operating Member shall include a separate estimate of the gain or loss arising from the potential transaction and a description of the status of the transaction. The Operating Member shall promptly respond to any requests for updates regarding such transaction.

2.4.          The Operating Member shall receive no compensation from the Company for its actions taken as the Operating Member pursuant to this Agreement. The Company will pay or reimburse all Company Expenses (as defined herein) incurred by the Operating Member. For the avoidance of doubt, if in the future it is deemed appropriate to compensate the Operating Member for performing its duties hereunder, any compensation to the Operating Member for its actions taken as the Operating Member pursuant to this Agreement would require the approval of the Investor Member Board (as defined below).

2.5.          In carrying out its duties hereunder, the Operating Member shall not be liable to the Company or any Member for its good faith actions or failure to act, nor for any errors of judgment, nor for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement. The receipt of advice of counsel that certain acts or omissions are within the scope of authority conferred by this Agreement shall be conclusive evidence of good faith; however, good faith may be determined without obtaining such legal advice.

2.6.          The Operating Member and any Officer of the Company appointed by the Operating Member has the power to sign for and bind the Company. The Operating Member may appoint, remove and replace officers (individually an “Officer” and collectively, the “Officers”) and other agents for the Company, with such titles, power and authority, authorization and duties, as it deems to be appropriate.

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2.7.         The Operating Member has appointed the following persons as the Company’s Officers:

President: Benjamin Miller

Vice President: Brandon Jenkins

Secretary: Michelle Mirabal

2.8.         The Operating Member or any Officer may delegate the power to sign for or bind the Company to any authorized signatory. The Operating Member or any Officer may appoint, remove and replace such authorized signatories (individually an “Authorized Signatory” and collectively, the “Authorized Signatories”) and other agents for the Company, with such titles, power and authority, authorization and duties, as it deems to be appropriate.

2.9.         Any Officer or Authorized Signatory of the Company, acting individually, shall have the authority to do or cause to be done all such acts or things and to sign and deliver all such documents, instruments and certificates in the name of the Company as such Officer or Authorized Signatory may deem necessary, advisable or appropriate to effectuate or carry out the day to day operations and business of the Company, or as may be directed by the Operating Member.

2.10.       No financial institution, court or any other persons dealing with the Operating Member shall be required to ascertain whether the Operating Member is acting in accordance with this Agreement, but such financial institution or other persons shall be protected in relying upon the execution and delivery of any document by the Operating Member or any Officer or Authorized Signatory.

2.11.       REIT Savings Provision:

(A)            For the purposes of this Section 2.11 and Section 2.3(E) of this Agreement, initially capitalized terms used herein shall have the following meanings:

(1)            “Indirect REIT Owner” shall mean each of the REIT Members and any other REIT that any of the REIT Members has disclosed to the Managing Member as owning a direct or indirect interest in a REIT Member.

(2)            “TRS” shall mean an entity treated as a corporation for U.S. federal income tax purposes that has an election in place to be treated as a “taxable REIT subsidiary” (as such term is defined in Section 856(l) of the Code and the Regulations promulgated thereunder) with respect to each Indirect REIT Owner.

(B)            The Operating Member shall use reasonable best efforts to, at all times, conduct the business of the Company such that its assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Company to qualify as a REIT under Section 856 of the Code (determined taking into account the other provisions of this Section 2.11) but without regard to the requirements of Section 857(a)(1)(A) regarding the dividends paid deduction. In furtherance of (and without limiting) the foregoing, the Operating Member shall cause the Company to operate in accordance with the following provisions at all times:

(1)            at least 95% of the gross income of the Company for each taxable year of the Company (or relevant portion thereof, if applicable, and for each calendar year if different from the Company taxable year) is derived from sources listed in Section 856(c)(2) of the Code;

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(2)            at least 75% of the gross income of the Company for each taxable year of the Company (or relevant portion thereof, if applicable, and for each calendar year if different from the Company taxable year) is derived from sources listed in Section 856(c)(3) of the Code;

(3)            as of the end of each quarter of each taxable year of the Company (and of each quarter of a calendar year if the Company’s taxable year is not a calendar year), except for securities of a TRS, a REIT or an entity that is disregarded as separate from the Company and equity interests in any entity characterized as a partnership for federal income tax purposes , the Company shall not own, directly or indirectly (without regard to attribution from its Members) securities (x) possessing more than ten percent (10%) of the total voting power of the outstanding securities of any one (1) issuer, (y) having a value of more than ten percent (10%) of the total value of the outstanding securities of any one (1) issuer, or (z) issued by one (1) issuer and having a value of more than five percent (5%) of the value of the total assets of the Company;

(4)            as of the end of each quarter of each taxable year of the Company (and of each quarter of a calendar year if the Company’s taxable year is not a calendar year), the Company shall not hold securities of a TRS such that the Company is treated, for purposes of Section 856(c)(4) of the Code, as having more than twenty percent (20%)) of the value of its total assets represented by securities of one or more TRSs (as determined under Section 856(c) of the Code);

(5)            no tax pursuant to Sections 857(b)(6) or (7) of the Code shall be applicable to any Indirect REIT Owner.

(C)          For purposes of this Section 2.11, whether the Company satisfies the asset tests set forth in Section 856(c)(4) of the Code at the close of each quarter of each taxable year (or calendar year) and the income tests set forth in Section 856(c)(2) and 856(c)(3) of the Code at the end of each taxable year of the Company (or relevant portion thereof or calendar year, if applicable) and any final short period of the Company shall be determined, in each case, as if the Company were a REIT, but (A) without regard to the special rules for “new capital,” (B) without treating any corporation as a taxable REIT subsidiary or TRS with respect to the Company unless such corporation has an election in place to be treated as a TRS with respect to each Indirect REIT Owner, (C) without treating any person (including the Operating Member and its Affiliates) as an “independent contractor from whom the trust itself does not derive or receive any income” for purposes of Section 856(c)(7)(C)(i) of the Code unless such person has been approved as such by the REIT Members (and such approval has not been withdrawn), and (D) without regard to the special rules excluding certain hedging income from gross income under Section 856(c)(5)(G) of the Code unless each Indirect REIT Owner has been given reasonable opportunity to satisfy the identification requirements set forth in Sections 856(c)(5)(G) and 1221(a)(7) of the Code. For purposes of this Section 2.11, (i) “rents from real property” shall not include rent received directly or indirectly (including as a result of a sublease) from any person that the REIT Members identify to the Operating Member as an actual or potential “related party tenant” for purposes of Section 856(d)(2)(B) Code with respect to any Indirect REIT Owner, (ii) for the avoidance of doubt the income, assets and activities of the Company include its share (as determined for purposes of Section 856 of the Code) of the income, assets and activities of subsidiaries treated as partnerships or disregarded as separate entities for U.S. federal income tax purposes and (iii) this Section 2.11 shall be interpreted and applied consistent with the requirements for qualification and taxation as a REIT under Sections 856, et seq of the Code.

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(D)            The Members will negotiate in good faith to agree to an amendment(s) to Section 2.11(A) to reflect any material changes in the provisions of Sections 856 through and including Section 860 of the Code that are made after the Effective Date.

3.            memBERS; initial capital contributions for each COMPANY Investment Round Interest

3.1.          The Company shall have a separate class of Membership Interests with respect to each Co-Investment, it being understood that such class of membership interests may represent multiple Co-Investments that are held by a single Co-Investment Subsidiary that is indirectly wholly-owned by the Company. From time to time, the Operating Member may (i) cause the Subsidiary LLC to create (x) Co-Investment Subsidiaries of the Subsidiary LLC to hold Co-Investments and (y) corresponding membership interests in the Subsidiary LLC with respect to such subsidiaries (with respect to the Subsidiary LLC, individually a “Subsidiary Investment Round Interest” and collectively, the “Subsidiary Investment Round Interests”) and (ii) create a corresponding membership interest of the Company in each such Subsidiary Investment Round Interest representing an indirect interest in a Co-Investment (Company Investment Round Interest #1, Company Investment Round Interest #2, Company Investment Round Interest #3, and so forth, individually a “Company Investment Round Interest” and collectively, the “Company Investment Round Interests”). Each applicable Investment Round Member (as defined herein), shall have the percentage interest for the applicable Company Investment Round Interest related to each Co-Investment (“Investment Round Percentage Interest”) as set forth in the books and record of the Company, as adjusted from time to time by the Operating Member pursuant to this Agreement.

3.2.          The Operating Member may admit any additional Members to the Company in connection with any new Co-Investment or as otherwise set forth herein, by having such additional Member(s) execute a signature page to this Agreement; provided, however, that for the avoidance of doubt the Operating Member may not admit additional Members without the approval of the Board of Directors of the Investor Member (“Investor Member Board”). If requested by the Operating Member, prior to becoming a member of the Company, each Person shall be required to complete and submit to the Company a subscription agreement in the form provided by the Operating Member. Any Member acquiring interests in a Company Investment Round Interest shall execute, prior to acquiring an Investment Round Percentage Interest in any such Company Investment Round Interest, an additional signature page to this Agreement confirming that as of the date it acquires an Investment Round Percentage Interest in such Company Investment Round Interest, except to the extent disclosed to the Operating Member in writing, all the information contained in any subscription agreement previously executed by such Member, if applicable, is true and correct and all of the representations and warranties set forth herein or therein are true and correct as of such date. Notwithstanding the foregoing, if the initial Members are the only Members of the Company on the date of issuance of a Company Investment Round Interest, no such additional signature page shall be required.

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3.3.          Members (each, a “Investment Round Member”) shall hold interests in each Company Investment Round Interest in the Investment Round Percentage Interests and Co-Investments as set forth in the books and records of the Company and the Investment Round Members holding such Company Investment Round Interests shall be entitled to distributions of Distributable Proceeds as set forth in Section 5.2. For the avoidance of doubt, no Member shall be required to acquire Company Investment Round Interests without its consent, provided that the funding of any initial capital contribution (“Initial Capital Contribution”) in connection with any Co-Investments shall be deemed consent to acquire such Company Investment Round Interests and all Follow-On Contributions (as defined herein) in such Company Investment Round Interest shall, be pro-rata based on Investment Round Percentage Interests as determined by the Initial Capital Contributions or, if not pro rata, only with the approval of the Investor Member Board pursuant to Section 4.1.

3.4.          The admission of a Person as a Member, or as a holder of any Company Investment Round Interest that would cause the Company to be an investment company within the meaning of the Investment Company Act of 1940, as amended, (the “40 Act”) shall be void ab initio and shall not bind or be recognized by the Company.

3.5.          As of the Effective Date, each Member has funded the amounts that are set forth in the books and records of the Company, which, with respect to this Agreement, shall be maintained substantially in the form of Schedule A. The Operating Member shall update the Company’s books and records from time to time to reflect the issuance of additional Company Investment Round Interests and, if applicable, the admission of additional Investment Round Members to the Company and the Initial Capital Contributions of the Investment Round Members with respect to such Co-Investment.

3.6.          For the avoidance of doubt, in the event that the Operating Member desires to invest in a Co-Investment without the involvement of the Investor Member, the Investor Member Board must review and approve the fairness of such transaction prior to consummation, and such transaction must otherwise be conducted in accordance with applicable law, including the terms and conditions of any exemptive order applicable to the Investor Member.

3.7.          Except as otherwise specifically provided in this Agreement to the contrary, no Member shall have the right:

(A)            Other than the Operating Member, to participate in any way in the business of the Company, or otherwise seek to bind, or sign on behalf of, the Company;

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(B)            To demand a return of its Capital Contribution, except to the extent provided by this Agreement;

(C)            Other than the Operating Member, to require partition of the Company’s property or to compel any sale of the Company’s assets that provides pro rata distributions to the Members based on their Percentage Interests; if distributions will not be pro rata, the Operating Member must obtain the consent of the Investor Member Board prior to any such partition or sale;

(D)            To sell or assign its Membership Interests, except as provided in this Agreement; or

(E)            To voluntarily withdraw as a Member of the Company.

3.8.          No Member shall be held personally accountable for any of the debts, losses, claims, judgments or any of the liabilities of the Company beyond the Member’s contributions to the capital of the Company, except as provided by law.

3.9.          In the event that the Investor Member Board deems any sale or distribution of a Co-Investment by the Company to be unfair or disadvantageous to the Investor Member, the Investor Member Board shall have the ability to block such sale or distribution. Further, in the event that the independent representative of the Operating Member deems any sale or distribution of a Co-Investment by the Company to be unfair or disadvantageous to the Operating Member, the independent representative shall have the ability to block such sale or distribution.

4.            follow-on contributions to an existing company Investment Round Interest

4.1.          After the Initial Capital Contributions have been made, the Operating Member may call (a “Capital Call”) additional capital from the applicable Investment Round Members at any time the Operating Member reasonably determines that additional funds are required by the Company to fund the anticipated cash needs of the Company in connection with the applicable Company Investment Round Interest and Co-Investment (each, a “Follow-on Contribution”, and, together with the applicable Initial Capital Contribution, collectively, the “Capital Contributions”). Capital Calls shall be in the form of a written notice to all applicable Investment Round Members holding such applicable Company Investment Round Interests, specifying the general purpose of such Capital Call, an aggregate dollar amount and the date on which payment shall be due. Unless agreed to by the Members, and approved by the Investor Member Board, the applicable Investment Round Members shall fund Follow-On Contributions pro rata in accordance with its applicable Investment Round Percentage Interest. No other person or entity (other than the Operating Member as described in this Section 4) shall have the right to make a call for capital and no Capital Contributions shall be made except pursuant to a Capital Call.

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4.2.          If any applicable Investment Round Member determines not to fund its respective Investment Round Percentage Interest of any applicable Follow-on Contribution (such amount not funded, an “Unfunded Capital Contribution”) by the due date set forth in the Capital Call (such Member, a “Non-Contributing Member”), the Operating Member shall give notice of such failure to the other Investment Round Members of the applicable Company Investment Round Interest, and the Investment Round Members that shall have funded their share of the Follow-on Contribution may fund all or part of such Unfunded Capital Contribution (each such funding Member, a “Contributing Member”). If there are multiple Contributing Members such Contributing Members may fund any Unfunded Capital Contributions pro rata, or as otherwise approved by the Investor Member Board. If all Unfunded Capital Contributions are not funded by the Contributing Members, the Operating Member shall be permitted to fund such Follow-on Contribution, by (i) causing the Company to issue debt securities; (ii) obtaining a loan to the Company, Subsidiary LLC or the applicable Co-Investment Subsidiary or (iii) by raising additional equity, including by admitting additional members (each a “New Member”) to the Company with respect to such Company Investment Round Interest. For the avoidance of doubt, no New Member may be admitted as a New Member to an existing Company Investment Round Interest without the consent of the Investor Member Board.

In connection with any Unfunded Capital Contribution, the applicable Investment Round Percentage Interests of the Investment Round Members shall be adjusted on the books and records of the Company by the Operating Member in the following manner: (i) the Non-Contributing Member’s Investment Round Percentage Interest shall be reduced by the product obtained by multiplying the Non-Contributing Member's Investment Round Percentage Interest by a fraction, the numerator of which is the Unfunded Capital Contribution and the denominator of which is the Fair Market Value of the applicable Co-Investment represented by the applicable Company Investment Round Interest; and (ii) the Investment Round Percentage Interest of the Contributing Member(s) (pro rata based on the percentage contributed by each such Contributing Member) shall be similarly increased by the same amount by which the Investment Round Percentage Interest of the Non-Contributing Member is reduced.

If the Operating Member determines to seek additional equity for some or all of the Unfunded Capital Contribution and admits a New Member, the applicable Investment Round Percentage Interests of the then-existing Investment Round Members (“Existing Investment Round Member”) shall be proportionally adjusted on the books and records of the Company by the Operating Member in the following manner: (i) each Existing Investment Round Member’s Investment Round Percentage Interest shall be reduced and/or increased, as applicable, by the product obtained by multiplying the Existing Member’s Investment Round Percentage Interest by a fraction, the numerator of which is such Existing Investment Round Member’s Capital Contributions through the date of the admission of such New Member and the denominator of which is the Fair Market Value of the applicable Co-Investment represented by the applicable Company Investment Round Interest as of such date (including the Capital Contributions made by the New Member and/or the Contributing Member); and (ii) the Investment Round Percentage Interest of the New Member(s) shall be similarly determined by the net amount by which the aggregate Investment Round Percentage Interests of the Existing Members is reduced.

“Fair Market Value (FMV)” shall be calculated by dividing the value of the total assets of the applicable Co-Investments held by the applicable Co-Investment Subsidiary (including interest and dividends accrued but not yet received) minus liabilities (including accrued expenses). FMV shall be determined by Fundrise Advisors, LLC (the “Adviser”) in good faith, taking into consideration all available information and other factors that the Adviser deems pertinent. Such determinations may be made on the basis of valuations obtained from independent third party valuation agents or pricing services or other third party sources (“Pricing Services”), provided that the Adviser shall retain the discretion to use any relevant data, including information obtained from any Pricing Service, that the Adviser deems to be reliable in determining fair value under the circumstances.

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5.            PROFITS, LOSSES, DISTRIBUTIONS AND ACCOUNTING

5.1.          Accounting:

(A)            The Company’s financial statements shall be prepared in accordance with generally accepted accounting principles or such other methodology as approved by the Operating Member.

(B)            The fiscal year of the Company shall end on December 31.

5.2.          Distributions.

(A)            Distributable Proceeds that the Operating Member has reasonably identified as pertaining to a specific Co-Investment shall be distributed to the applicable Investment Round Members pro rata in accordance with their Investment Round Percentage Interests at such times as reasonably determined by the Operating Member. “Distributable Proceeds” means the amount equal to the aggregate cash flow and capital proceeds received by the Company from time to time and legally available for distribution in connection with the applicable Co-Investment, after the deduction of any reasonable reserves, the payment of any costs and expenses allocated to the applicable Co-Investment, and the applicable Company Investment Round Interest’s portion of any Company Expenses incurred by the Company (not allocated to a particular Co-Investment in accordance with this Agreement), each as reasonably determined by the Operating Member. For the avoidance of doubt, Distributable Proceeds shall not include Capital Contributions. Any Distributable Proceeds that the Operating Member reasonably determines are not allocable to a specific Co-Investment or Company Investment Round Interest, shall, after the reduction and payment of all applicable costs and expenses and reserves, be distributed to the Members, pro rata in accordance with their Company Percentage Interests.

(B)            The Operating Member is authorized, but not required, to withhold from distributions to the Members and to pay over to foreign, federal, state or local government authorities any amounts required to be so withheld pursuant to the Code or any other applicable foreign, federal, state or local law, and shall allocate any amounts so withheld to the appropriate Members. Any amounts so allocated to a Member shall be treated as an amount distributed to such Member pursuant to this Section for all purposes of this Agreement.

(C)            Except as otherwise provided in this Section, each Member must look solely to the net worth of the Company for the return of that Member’s Capital Contribution and has no right or power to demand the receipt of any Company asset other than money.

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(D)            Following any disposition of the Company’s indirect interest in any Co-Investment for which a Subsidiary Investment Round Interest was issued to the Company by the Subsidiary LLC, the Operating Member may either (i) distribute all the proceeds of such disposition or (ii) retain such proceeds and, with the approval of the Investor Member Board, reinvest all or a portion of such proceeds in either (a) another existing Company Investment Round Interest/Co-Investment or (b) a new Co-Investment (either through such Company Investment Round Interest or a new Company Investment Round Interest). If the Operating Member determines to distribute all such proceeds to the applicable Investment Round Members pursuant to Section 5.2(A) above, the Membership Interests of such Investment Round Member related to such Company Investment Round Interest shall be redeemed and cancelled by the Company for no additional consideration to such Investment Round Member, without any further action by any Member, and thereafter such Investment Round Member shall have no further interest in such Company Investment Round Interest. Upon such redemption, the Operating Member shall amend the books and records of the Company to reflect such redemption.

5.3.          All items of income, gain, loss and deduction for book purposes (i) attributable to a particular Co-Investment shall be allocated to the applicable Investment Round Members in accordance with their Investment Round Percentage Interest in that Co-Investment, and (ii) attributable to all other items shall be allocated pro rata to the Members in accordance with the ratio that the Capital Contributions of such Member bear to the aggregate Capital Contributions of all Members to the Company, including in connection with any and all Co-Investments (with respect to each Member, its “Company Percentage Interest”). Prior to making any allocations under the first sentence of this Section 5.3, items of income, gain, loss and deduction shall be first allocated to the Members in the manner and to the extent required by the provisions in the Treasury Regulations promulgated under Section 704(b) of the Code dealing with minimum gain chargebacks, partner minimum gain chargebacks, qualified income offsets, partnership nonrecourse deductions, partner nonrecourse deductions, forfeiture allocations, and the provisions dealing with deficit capital accounts in Sections 1.704-2(g)(1), 1.704-2(i)(5), and 1.704-1(b)(2)(ii)(d). All items of income, gain, loss and deduction for tax purposes shall be allocated to the Members in the same manner as the corresponding book items were allocated, except as required by Section 704(c) and Treasury Regulations Section 1.704-1.

5.4.          Any elections or other decisions relating to any tax matter shall be made by the Operating Member in any manner that reasonably reflects the purposes and the intention of this Agreement, including, for the avoidance of doubt, any decisions relating to any federal, state and local income tax audit or other material tax audit or proceeding with respect to the Company. The Operating Member is hereby designated as the “partnership representative” of the Company for purposes of Code Section 6223. If the Company is required to appoint a “designated individual” under Section 6223 of the Code, the Operating Member shall appoint such “designated individual.”

6.            tRANSFERS OF MEMBERSHIP INTERESTS

6.1.          No Member may, whether directly or indirectly, sell, assign or exchange (“Transfer”) all or any part of its Membership Interests to any person or entity without first obtaining the written consent of the other Member(s). Notwithstanding anything contained herein to the contrary, any of the restrictions contained in this Section shall continue to be applicable to the Membership Interests after any Transfer and provided further that the transferees of such Membership Interests shall have agreed in writing to be bound by the provisions of this Agreement affecting the Membership Interests so transferred.

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7.            DISSOLUTION AND TERMINATION

7.1.          Upon the occurrence of the following events, the Company shall be dissolved:

(A)            upon the sale or other disposition of all or substantially all the of assets of the Company; or

(B)            the written election of the Operating Member and Investor Member to dissolve the Company.

7.2.          For the avoidance of doubt, any plan of liquidation or sales that would result in a dissolution of the Company pursuant to Section 7.1(a), and any written election by the Investor Member pursuant to Section 7.1(b), shall require the approval of the Investor Member Board.

7.3.          In the event of the dissolution of the Company, the business and affairs of the Company shall continue to be governed by this Agreement during the winding up of the Company’s business and affairs.

8.            LIQUIDATION

8.1.          Upon the dissolution and/or termination of the Company, the Operating Member shall proceed with the liquidation of the Company and sale of its assets. The proceeds of such liquidation shall be applied and distributed in the following order or priority:

(A)            to the payment or the debts and liabilities of the Company and expenses of liquidation, and to the setting up of any reserves which the Operating Member may deem reasonably necessary in order to meet any liabilities or obligations of the Company arising out of, or in connection with, the business of the Company, including in connection with any Co-Investment; and

(B)            to the applicable Members in accordance with Section 5.2(A).

8.2.          When all of the acts provided for in this Section have been accomplished, the Operating Member shall file any certificate required in the state of its incorporation and in any other state that may be required by law.

9.            AMENDMENT OF THIS AGREEMENT

This Agreement may not be amended without the unanimous approval of the Members.

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10.            INDEMNITIES

The Company, to the extent permitted by law, shall indemnify, defend and hold harmless the Members (including the Operating Member), their affiliates, and their respective direct and indirect officers, directors, partners, members, managers, shareholders, employees and agents (each, an “Indemnitee”) from and against any and all expenses (including reasonable out-of-pocket attorneys’ fees), losses, damages, liabilities, charges and claims of any kind or nature whatsoever (collectively, “Indemnified Losses”) incurred by them in their capacities as Members (or Operating Member, as applicable), arising out of or incidental to any act performed or omitted to be performed by any one or more of the Members in their capacities as Members (or Operating Member, as applicable) in connection with the business of the Company, provided that such act or omission was taken in good faith and within the scope of authority granted to such Member(s) (or Operating Member, as applicable) by the terms of this Agreement and did not constitute willful misconduct or fraud as determined by the final, non-appealable judgment of a court of competent jurisdiction. In seeking to recover from the Company, the Members may look solely to the assets of the Company and none of the Members shall be personally liable nor shall any of their assets be available to satisfy any claim against the Company.

11.            AFFILIATED SERVICES

The Operating Member may cause the Company or cause the Company to cause any of its subsidiaries to retain the services of a professional or nonprofessional firm or entity controlled by or affiliated with a Member or the manager of such Member to render services or supply goods to the Company or any of its subsidiaries, and pay reasonable compensation for such services or goods; provided, however, that all such services under this clause shall be set on terms of on an arm’s-length basis and at market rates, and that the Investor Member Board is made aware of any such services under this clause.

12.            Power of attorney

Each Member irrevocably constitutes and appoints Benjamin Miller and Michelle Mirabal, in their capacity as authorized signatories of the Operating Member, as the true and lawful attorney of such Member, acting individually, to execute, acknowledge, swear to and file any of the following:

(a)	The Certificate pursuant to the Act and any amendment hereto;

(b)	Any certificate or other instrument (i) which may be required to be filed by the Company under the laws of the United States, the State of New York, or any other State in which any of the Members reside or (ii) which the Operating Member shall deem advisable to file;

(c)	Any document which may be required to effectuate the liquidation or termination of the Company;

(d)	Any document required to effectuate the withdrawal or removal of a Member in accordance with the terms of this Agreement; and

(e)	Any amendment permitted to be made to this Agreement to reflect the admission of additional Members or any other amendment that does not expressly require the consent of the applicable Members.

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It is expressly acknowledged by each Member that the foregoing power of attorney is coupled with an interest and shall survive the disability of such Member or a Transfer by such Member, provided, however, that if such Member shall make a Transfer of all of such Member’s Interest and the transferee shall, in accordance with the terms of this Agreement, become a successor Member, such power of attorney shall survive the Transfer only for the purpose of executing, acknowledging, swearing to and filing any and all instruments which are necessary to effectuate such substitution. Each Member hereby agrees to execute upon five (5) days’ prior written notice, a special power of attorney containing the substantive provisions of this Agreement in form satisfactory to the Operating Member.

13.         Company Expenses

(A)          Company Expenses Generally. The Company shall pay or shall reimburse the Operating Member for the following expenses (collectively, the “Company Expenses”):

(i)            The charges and expenses of maintaining the Company’s bank accounts or of any banks, custodians or depositories appointed for the safekeeping of the Company assets, including the costs of bookkeeping and accounting services;

(ii)            Amounts that the manager of the Operating Member reasonably charges or allocates to the Company for administering the Company, including maintaining the Company’s general ledger, investment reporting, tax reporting and the preparing financial statements;

(iii)            All costs incurred by the Operating Member or an affiliate thereof that are related to the Company’s operations, taxes, fees of auditors and counsel, insurance, litigation expenses, expenses associated with the preparation and distribution of reports to Members, and any extraordinary expenses related to providing the services required under this Agreement; and

(iv)            All other expenses not specifically provided for in this Section 13 which are incurred by the Operating Member or an affiliate in connection with operating the Company, or performing the duties of the Operating Member under this Agreement.

(B)           Allocation of Company Expenses. All Company Expenses that the Operating Member reasonably determines are directly related to a particular Co-Investment or the Company’s interest in a particular Co-Investment shall be allocated to such Co-Investment. All Company Expenses that that the Operating Member reasonably determines are not directly related to a particular Co-Investment or the Company’s interest in a particular Co-Investment, shall be allocated among the Company Investment Round Interests and Members as the Operating Member reasonably determines is fair and equitable (taking into consideration the specific facts and circumstances).

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14.          MISCELLANEOUS

14.1.       The Company and the Operating Member hereby disclaim all representations or warranties of any kind or nature whatsoever, whether expressed or implied, including, without limitation, with respect to any Co-Investment. Each Member has relied solely upon such Member’s own knowledge of the Co-Investment and such other matters as it deems relevant in entering into this Agreement and acquiring its Company Investment Round Interest.

14.2.       Any and all notices or other communications which may be sent to any Member shall be sent by electronic mail or to the address noted on such Member’s signature page, unless the Company is notified in writing with regard to a change of address. Notices or other communications shall be deemed to have been given only when received (i) on the next business day after deposit with a nationally recognized overnight courier, (ii) upon receipt, if made by personal delivery or electronic mail or (iii) three business days after deposit with the United States Postal Service by registered or certified mail, return receipt requested.

14.3.       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The Members hereby consent to jurisdiction of any state or federal court sitting in (i) the United States District Court for the Eastern District of Virginia (Alexandria division) or (ii) in the Circuit Court for Fairfax County, Virginia in respect of any action or proceeding arising hereunder. The Members hereby waive all rights they may have to trial by jury in any action or proceeding arising in connection with this Agreement or the transactions contemplated hereby.

14.4.       This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement, by each of the parties hereto on the dates indicated in the acknowledgment of said parties, notwithstanding that all of the parties are not signatories to the same part or that signature pages from different parts are combined. The signature of any party to any past shall be deemed to be a signature to and may be appended to any other part.

14.5.       This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them concerning the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not described herein.

14.6.       This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provision of this Agreement or its application to any person or circumstance shall, for any reason and to any extent, be found to be invalid or unenforceable, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

14.7.       The word “person” or “Person”, as used in this Agreement, shall include a corporation, firm, partnership or other form of association. The words “business day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York are authorized or required by law to be closed.

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14.8.        This Agreement shall not prohibit the Operating Member or its affiliates, directors, shareholders, members, managers, partners, or employees from engaging independently or with others in other business ventures of every nature, type, and description including, the ownership and management of assets similar to those owned by the Company, which activities may compete with those of the Company. This Agreement shall not give the Company nor any Member any rights in and to such independent ventures or the income or profits derived therefrom.

14.9.        This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of all Members and their respective legal representatives, heirs, permitted successors and permitted assigns.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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IN WITNESS WHEREOF, the Operating Member and the Investor Member have executed and adopted this Agreement effective as of the date first set forth above.

OPERATING MEMBER:	FUNDRISE BALANCED EREIT II, LLC
a Delaware limited liability company

	By:	Fundrise Advisors, LLC, its Manager

	By:	/s/ Benjamin S. Miller
		Name:	Benjamin S. Miller
		Title:	Chief Executive Officer

INVESTOR MEMBER	FUNDRISE REAL ESTATE INTERVAL FUND, LLC

	By:	Fundrise Advisors, LLC, its Adviser

	By:	/s/ Benjamin S. Miller
		Name:	Benjamin S. Miller
		Title:	Chief Executive Officer

Millennium Trust Company, LLC FBO: FUNDRISE REAL ESTATE INTERVAL FUND, LLC, solely in its capacity as Custodian of Fundrise Real Estate Interval Fund, LLC

	By:	/s/ Camron W. Berger
		Name:	Camron W. Berger
		Title:	AVP

MEMBERS HOLDING COMPANY INVESTMENT ROUND INTERESTS:	[See attached signature pages, if applicable. Pursuant to Section 3.2, if the initial Members are the only Members of the Company on the date of issuance of a Company Investment Round Interest, no additional signature page shall be required]

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FUNDRISE MF JV 2, LLC

LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE

The undersigned, desiring to become a Member of FUNDRISE MF JV 2, LLC, a Delaware limited liability company (the “Company”) or a holder of a Company Investment Round Interest, hereby becomes a party to the Limited Liability Company Agreement of the Company (as amended, modified or restated from time to time, the “LLC Agreement”) and such Company Investment Round Interest. The undersigned hereby agrees (i) to all of the provisions of the LLC Agreement, (ii) that except to the extent disclosed to the Operating Member in writing, all of the information, including the representations and warranties, contained in this Agreement is true and correct as of the date set forth below, and (iii) that this signature page may be attached to any counterpart copy of said LLC Agreement.

Name of Member: ___________________

Capital Contribution(s):

Company Investment Round Interest #[__] [$________]

Company Investment Round Interest #[__] [$________]

Date: _____________________________

Member:

[___________]

By: Fundrise Advisors, LLC, its Manager

By:
	Name:	Benjamin S. Miller
	Title:	Chief Executive Officer

SCHEDULE A

Members, Capital Contributions, Co-Investment and Investment Round Percentage

Interests

Effective: __________________

INVESTMENT ROUND MEMBERS

INVESTMENT ROUND MEMBERS HOLDING INTERESTS IN COMPANY INVESTMENT ROUND INTEREST #__

Name	Capital Contribution	Co- Investment	Date	Investment Round Percentage Interest	Co-Investment Subsidiary
Millennium Trust Company, LLC FBO: Fundrise Real Estate Interval Fund, LLC
Fundrise Balanced EREIT II, LLC